Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
(As of December 31, 2016)

Name	Jurisdiction of Organization
Millennium Operations LLC	Delaware
Magnum Management Corporation	Ohio
Michigan's Adventure, Inc.	Michigan
Cedar Fair Southwest Inc.	Delaware
Kings Island Company	Delaware
Wonderland Company Inc.	Delaware
Canada's Wonderland Company	Canada (Nova Scotia)
Cedar Point Park LLC	Delaware
Valleyfair LLC	Delaware
Worlds of Fun LLC	Delaware
Dorney Park LLC	Delaware
Knotts Berry Farm LLC	Delaware
Carowinds LLC	Delaware
Kings Dominion LLC	Delaware
Michigans Adventure Park LLC	Delaware
Kings Island Park LLC	Delaware
Geauga Lake LLC	Delaware

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